EXHIBIT 99.1

INVESTOR CONTACT                                                                           MEDIA CONTACT
Scott Wylie                                                                           Mark Plungy
Vice President – Investor Relations                                                                           Senior Manager – Corporate
Altera Corporation                                                                           Communications, Altera Corporation
(408) 544-6996                                                                           (408) 544-6397
swylie@altera.com                                                                           newsroom@altera.com

ALTERA UPDATES SECOND QUARTER GUIDANCE;
NARROWS TO HIGH END OF RANGE

San Jose, Calif., June 3, 2008—Altera Corporation (NASDAQ: ALTR) today announced its mid-quarter update for the second quarter of 2008.

The company now expects that sequential revenue growth will be toward the high end of the company’s previous 1 to 4 percent guidance.

Compared to the same period in the prior quarter, the company’s new product category is demonstrating strong and broad-based growth, led once again by Stratix® II FPGAs. In addition, Altera’s 65-nm FPGAs, comprised of the low-cost Cyclone® III and the high-end Stratix III families, are experiencing very strong sequential growth. As anticipated, sales to the company’s communications equipment customers continue to strengthen.

The company will announce second quarter results after market close on July 15, 2008.

Forward-Looking Statements

Statements in this press release that are not historical are "forward-looking statements" as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, “anticipates”, or other words that imply or predict a future state. Forward-looking statements include the company’s second quarter sales guidance. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, customer business environment, market acceptance of the company's products, the rate of growth of the company's new products including the Stratix II, Stratix II GX, Stratix III, Cyclone II, Cyclone III, Arria™ GX, MAX® II and HardCopy® device families, as well as changes in economic conditions and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera's SEC filings are posted on the company's web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more at www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.